NEWS RELEASE
Nabors And First Reserve Commit $1 Billion To NFR Energy A New
Exploration & Production Company
Hamilton, Bermuda and Greenwich, Connecticut, September, 22, 2006, Nabors Industries Ltd. (NYSE: NBR) and First Reserve Corporation today announced their agreement to form NFR Energy LLC, a new joint venture to invest in oil and gas exploitation opportunities worldwide. Each party will hold an equal interest in the new entity and has committed to fund its proportionate share of $1 billion in equity. With third party debt, reinvestment of cash flows and the partners’ ability to expand their equity commitments, NFR can invest more than twice its initial equity. The new company will pursue development and exploitation projects with both existing customers of Nabors and other operators in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs and acquisitions.
Gene Isenberg, Chairman and CEO of Nabors, commented on the new partnership, “We are delighted to co-invest with the leading energy directed private equity firm. This combination will allow each party to benefit from the extensive expertise, experience, relationships and asset base of the other thus providing an enhanced platform for undertaking larger and more lucrative opportunities. This new venture will enable both partners’ E&P clients and constituents to exploit opportunities more rapidly and efficiently utilizing the capital, expertise, and other assets, such as Nabors newest state-of-the-art rigs, through this venture.”
William E. Macaulay, First Reserve’s Chairman and CEO, commented, “We see great potential in combining First Reserve’s and Nabors’ respective strengths in the largest and best-funded venture ever of its kind. We expect NFR’s unprecedented combination of capital, experience, expertise and assets to provide for the rapid and profitable growth of a worldwide onshore E&P company. Our relationship with Nabors spans several decades and multiple industry cycles. While Nabors’ rigs will be enabling assets in an era of active E&P spending, we will staff and capitalize the company to grow and succeed in any environment.”
The Nabors companies own and operate approximately 500 land drilling and approximately 800 land workover and well-servicing rigs in North America and more than 100 drilling rigs on other continents. Offshore, Nabors operates 43 platform rigs, 21 jack-up units and 3 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
First Reserve is the oldest and largest private equity firm specializing in the energy industry. Founded in 1983, First Reserve was the first private equity investment firm to actively pursue building a broadly diversified global investment portfolio of companies involved in the various sectors of the energy industry. Since 1992, First Reserve has raised over $12.7 billion for its buyout-focused funds. Throughout its 23-year history, the strong franchise that the firm has developed by investing exclusively in companies involved in the energy industry has served as a competitive advantage for First Reserve.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.
For media inquires regarding First Reserve Corporation, please contact Alan Katz of CJP Communications at 212-279-3115; ext. 211, or via email at alan@cjpcom.com.